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                                                                   Exhibit 99.1

                                April 25, 1995

                               Orren F. Knauer
                              Investor Relations
                                (810) 643-1040


KMART CORPORATION REPORTS DIVIDEND REDUCTION,
FIRST-QUARTER EARNINGS EXPECTATIONS AND RIGHTS REDEMPTION

TROY, Mich., April 25, 1995 -- The Board of Directors of Kmart Corporation today approved a cash dividend to be paid on June 12, 1995, on the outstanding shares of the corporation's common stock to holders of record on May 11, 1995, in the amount of 12 cents per share.

"Following our regular quarterly review, the Board has decided to reduce the dividend from the current rate of 24 cents per share to 12 cents per share," said Donald S. Perkins, chairman of Kmart's Board of Directors. "The Board feels it is prudent to reduce the dividend to a level more in line with current earnings expectations for the year. We will continue to review the dividend on a quarterly basis, taking into account such factors as capital needs and earnings progress."

In regard to first-quarter expectations, Kmart said that sales and cost reductions are on plan, but gross margins are below plan. Management currently expects to report a loss for the 1995 first quarter, exclusive of a one-time curtailment gain estimated at 14 cents per share resulting from the decision to replace the Kmart Pension Plan with a Profit Sharing Plan. The anticipated loss primarily reflects the previously announced implementation of a new inventory accounting system which will result in a calculation of gross profits for the first quarter of 1995 significantly lower than those that would have been reported using the previous method. Although this change will have no impact on full-year results, the company's best estimate is that the new inventory accounting system will reduce 1995 first-quarter earnings by 12 cents per share. The loss in the 1995 first quarter will be in contrast to a profit of 3 cents per share from continuing retail operations in the first quarter of last year.

Kmart also announced that 1 cent of the dividend has been allocated to the redemption of outstanding Rights which had previously been issued to stockholders pursuant to the company's Shareholder Rights Plan. Consistent with a proposal approved at the company's 1991 annual stockholders' meeting, the company amended the Shareholder Rights Plan to shorten its term from 1998 to 1995, and is redeeming all outstanding Rights upon such termination as provided in the Plan.


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Kmart Corporation serves America with nearly 4,000 retail outlets including
Kmart stores, Super Kmart Centers, Builders Square and Borders Group, Inc. Kmart holds a minority interest in The Sports Authority and OfficeMax. In addition to serving all 50 states, Puerto Rico, Canada and the U.S. Virgin Islands, Kmart operations extend to the Czech Republic and Slovakia and, through joint ventures, to Mexico and Singapore.

Kmart Corporation's stock is listed on the New York, Pacific and Chicago Stock Exchanges. Its trading symbol is KM.